LAWSON PRODUCTS ANNOUNCES APPOINTMENT OF HARRY DOCHELLI AS CHIEF OPERATING OFFICER

DES PLAINES, ILLINOIS – DECEMBER 9, 2009 – Lawson Products, Inc. (NASDAQ:LAWS) today announced the appointment of Harry Dochelli as Chief Operating Officer, effective immediately. Mr. Dochelli, who joined Lawson in March 2008 as Executive Vice President – Sales & Marketing added IT to his role in September 2009. He will now assume the additional responsibility for the day-to-day operations of the company, also overseeing Human Resources and Operations & Supply Chain.

Thomas J. Neri, Lawson’s President and Chief Executive Officer, will retain responsibility for Finance, Legal/General Counsel and Strategic Business Development, while focusing on the company’s future growth.

“The COO role is a new position at Lawson, and it is one that reflects the progress we have made over the past few years in dealing with significant challenges and in building a foundation for our future growth,” Mr. Neri said. “Although we still have much to do in our quest for improved business performance, this new structure will foster improved alignment and integration across the organization and further improve decision-making.

“In the relatively short time that he has been with Lawson, Harry has demonstrated strong leadership guiding major initiatives – among them Sales Transformation – during a period of great change and challenge. We look forward to his continued – and expanded – leadership.”

Over a 25-year period, Mr. Dochelli has held senior executive leadership positions in both operations and sales, typically accompanied by profit and loss responsibility. He is highly experienced providing leadership in multi-channel sales organizations and supply chain operations. Prior to joining Lawson, Mr. Dochelli served as Executive Vice President, North America Contract Sales for OfficeMax Inc. (Formerly Boise Cascade Office Products), after previously serving as Executive Vice President of the company’s U.S. contract operations business. Earlier employers included Wallace Computer Services.

Mr. Dochelli holds a B.A. in Political Science from Ursinus College in Collegeville, PA.

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).